CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Contingent Income Auto-Callable Securities due 2028	$6,201,000	$798.69
September 2013 Pricing Supplement No. 1,074 Registration Statement No. 333-178081 Dated September 30, 2013 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index
Principal at Risk Securities
The securities are unsecured obligations of Morgan Stanley and have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document.  The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest.  Instead, the securities will pay a contingent quarterly coupon but only if the index closing value of the Russell 2000® Index is at or above the coupon barrier level on the related observation date.  If, however, the index closing value is less than the coupon barrier level on any observation date, we will pay no interest for the related quarterly period.  In addition, starting on approximately the fifth anniversary of the original issue date, the securities will be automatically redeemed if the index closing value is greater than or equal to 105% of the initial index value, which we refer to as the call level, on any annual redemption determination date for the early redemption payment equal to the sum of the stated principal amount plus the related contingent quarterly coupon.  At maturity, if the securities have not previously been redeemed and the final index value is greater than or equal to 50% of the initial index value, which we refer to as the downside threshold level, investors will receive the stated principal amount and, if the final index value is also greater than or equal to the coupon barrier level, the contingent quarterly coupon with respect to the final observation date.  If, however, the final index value is less than the downside threshold level, investors will be exposed to the decline in the underlying index on a 1 to 1 basis and will receive a payment at maturity that is less than 50% of the stated principal amount of the securities and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent quarterly payment throughout the 15-year term of the securities.  These long-dated securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no quarterly interest over the 15-year term and in exchange for the possibility of an automatic early redemption prior to maturity.  Investors will not participate in any appreciation of the Russell 2000® Index. The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
FINAL TERMS
Issuer:	Morgan Stanley
Underlying index:	Russell 2000® Index
Aggregate principal amount:	$6,201,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	September 30, 2013
Original issue date:	October 3, 2013 (3 business days after the pricing date)
Maturity date:	October 3, 2028
Call level:	1,127.480, which is equal to approximately 105% of the initial index value
Early redemption:
If, on any annual redemption determination date, beginning on September 28, 2018, the index closing value is greater than or equal to the call level, the securities will be automatically redeemed for the early redemption payment on the related early redemption date.

Early redemption payment:
The early redemption payment will be an amount equal to (i) the stated principal amount for each security you hold plus (ii) the contingent quarterly coupon with respect to the related observation date.

Redemption determination dates:	Annually, on each September 28, beginning September 28, 2018 and ending September 28, 2027, subject to postponement for non-index business days and certain market disruption events.
Early redemption dates:	The third business day after the relevant early redemption determination date
Initial index value:	1,073.79, which is the index closing value on the pricing date
Final index value:	The index closing value on the final observation date
Contingent quarterly coupon:
A contingent coupon at an annual rate of 7.00% (corresponding to approximately $17.50 per quarter per security) will be paid on the securities on each coupon payment date but only if the index closing value of the underlying index is at or above the coupon barrier level on the related observation date.
If on any observation date, the index closing value is less than the coupon barrier level, we will pay no coupon for the applicable quarterly period.  It is possible that the underlying index will remain below the coupon barrier level for extended periods of time or even throughout the entire 15-year term of the securities so that you will receive few or no contingent quarterly coupons.

Coupon barrier level:	805.343, which is equal to approximately 75% of the initial index value
Downside threshold level:	536.895, which is equal to 50% of the initial index value
Coupon payment dates:
With respect to each observation date other than the final observation date, the third business day after the related observation date.  The payment of the contingent quarterly coupon, if any, with respect to the final observation date will be made on the maturity date.

Observation dates:
Quarterly, on the 28th day of each March, June, September and December, beginning December 28, 2013, subject to postponement for non-index business days and certain market disruption events.  We also refer to September 28, 2028 as the final observation date.

Payment at maturity:
•  If the final index value is greater than or equal to the downside threshold level: (i) the stated principal amount and, if the final index value is also greater than or equal to the coupon barrier level, (ii) the contingent quarterly coupon with respect to the final observation date
•  If the final index value is less than the downside threshold level: (i) the stated principal amount multiplied by (ii) the index performance factor.  This amount will be less than 50% of the stated principal amount of the securities and could be zero.

Index performance factor:	Final index value divided by the initial index value
CUSIP / ISIN	61761JLR8 / US61761JLR85
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$910.52 per security. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per security	$1,000	$35	$965
Total	$6,201,000	$217,035	$5,983,965
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $35 for each security they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)	See “Use of proceeds and hedging” on page 20.
The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Securities” at the end of this document.
Product Supplement for Auto-Callable Securities dated October 19, 2012     Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index
Principal at Risk Securities

Investment Summary

Contingent Income Auto-Callable Securities

Principal at Risk Securities

Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period (the “securities”) do not provide for the regular payment of interest.  Instead, the securities will pay a contingent quarterly coupon but only if the index closing value of the Russell 2000® Index is at or above 75% of the initial index value, which we refer to as the coupon barrier level, on the related observation date.  If the index closing value is less than the coupon barrier level on any observation date, we will pay no coupon for the related quarterly period.  It is possible that the index closing value could remain below the coupon barrier level for extended periods of time or even throughout the entire 15-year term of the securities so that you will receive few or no contingent quarterly coupons during the entire term of the securities.  We refer to these coupons as contingent, because there is no guarantee that you will receive a coupon payment on any coupon payment date.  Even if the underlying index were to be at or above the coupon barrier level on some quarterly observation dates, it may fluctuate below the coupon barrier level on others.

If the final index value is greater than or equal to 50% of the initial index value, which we refer to as the downside threshold level, the payment at maturity will be the stated principal amount and, if the final index value is also greater than or equal to the coupon barrier level, the contingent quarterly coupon with respect to the final observation date.  However, if the final index value is less than the downside threshold level, investors will be fully exposed to the decline in the underlying index over the term of the securities on a 1 to 1 basis, and will receive an amount of cash that is significantly less than the stated principal amount, in proportion to the decline in the underlying index.  Under this scenario, the value of any such payment will be less than 50% of the stated principal amount of the securities and could be zero.  Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly coupons.  In addition, investors will not participate in any appreciation of the underlying index.

Maturity:	15 years
Contingent quarterly coupon:
A contingent coupon at an annual rate of 7.00% (corresponding to approximately $17.50 per quarter per security) will be paid on the securities on each coupon payment date but only if the closing value of the underlying index is at or above the coupon barrier level on the related observation date.

If, on any observation date, the closing value of the underlying index is less than the coupon barrier level, we will pay no coupon for the applicable quarterly period.

Automatic early redemption annually on or after September 28, 2018:
Starting on September 28, 2018, if the index closing value is greater than or equal to the call level on any annual redemption determination date, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly coupon with respect to the related observation date.

Payment at maturity:
If the securities have not previously been redeemed and the final index value is greater than or equal to the downside threshold level, the payment at maturity will be the stated principal amount and, if the final index value is also greater than or equal to the coupon barrier level, the contingent quarterly coupon with respect to the final observation date.

However, if the final index value is less than the downside threshold level, investors will be fully exposed to the negative performance of the underlying index and will receive a payment at maturity that is less than 50% of the stated principal amount of the securities and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

September 2013	Page 2

Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index
Principal at Risk Securities

The original issue price of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000.  We estimate that the value of each security on the pricing date is $910.52.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to the implied interest rate at which our conventional fixed rate debt trades in the secondary market (the “secondary market credit spread”).

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the securities, such as the contingent quarterly coupon, the downside threshold level or the coupon barrier level, would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

September 2013	Page 3

Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index
Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest.  Instead, the securities will pay a contingent quarterly coupon but only if the index closing value of the Russell 2000® Index is at or above the coupon barrier level on the related observation date.  The securities have been designed for investors who are willing to forgo market floating interest rates and accept the risk of receiving no coupon payments for the entire 15-year term of the securities in exchange for an opportunity to earn interest at a potentially above market rate if the Russell 2000® Index closes at or above the coupon barrier level on each quarterly observation date unless the securities are redeemed early.  The following scenarios are for illustrative purposes only to demonstrate how the coupon and the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur.  Accordingly, the securities may or may not be redeemed, the contingent coupon may be payable in none of, or some but not all of, the quarterly periods during the 15-year term of the securities, and the payment at maturity may be less than 50% of the stated principal amount of the securities and may be zero.

Scenario 1: The securities are redeemed prior to maturity
This scenario assumes that, prior to early redemption, the underlying index closes at or above the coupon barrier level on some quarterly observation dates but below the coupon barrier level on the others.  Investors receive the contingent quarterly coupon for the quarterly periods that the index closing value is at or above the coupon barrier level on the related observation date.

When the underlying index closes at or above the call level on an annual redemption determination date, the securities will be automatically redeemed for the stated principal amount plus the contingent quarterly coupon with respect to the related observation date.

Scenario 2: The securities are not redeemed prior to maturity and investors receive principal back at maturity
This scenario assumes that the underlying index closes at or above the coupon barrier level on some quarterly observation dates and below the coupon barrier level on the others, and the underlying index closes below the call level on every annual redemption determination date.  Consequently, the securities are not redeemed prior to maturity, and investors receive the contingent quarterly coupon for the quarterly periods that the index closing value is at or above the coupon barrier level on the related observation date.  On the final observation date, the underlying index closes at or above the downside threshold level and the coupon barrier level.  At maturity, in addition to the contingent quarterly coupon with respect to the final observation date, investors will receive the stated principal amount.

Scenario 3: The securities are not redeemed prior to maturity and investors suffer a substantial loss of principal at maturity
This scenario assumes that the underlying index closes at or above the coupon barrier level on some quarterly observation dates and below the coupon barrier level on the others, and the underlying index closes below the call level on every annual redemption determination date.  Consequently, the securities are not redeemed prior to maturity, and investors receive the contingent quarterly coupon for the quarterly periods that the index closing value is at or above the coupon barrier level on the related observation date.  On the final observation date, the underlying index closes below the downside threshold level.  At maturity, investors will receive an amount equal to the stated principal amount multiplied by the index performance factor, which will be less than 50% of the stated principal amount and could be zero.  No coupon will be paid at maturity in this scenario.

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Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index
Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the index closing value on each quarterly observation date, (2) the index closing value on each annual redemption determination date (starting in September 2018) and (3) the final index value.  Please see “Hypothetical Examples” below for an illustration of hypothetical payouts on the securities.

Diagram #1: Contingent Quarterly Coupons (Beginning on the First Coupon Payment Date until Early Redemption or Maturity)

Diagram #2: Automatic Early Redemption (Starting in September 2018)

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Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index
Principal at Risk Securities

Diagram #3:  Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

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Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index
Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only.  Whether you receive a contingent quarterly coupon will be determined on each quarterly observation date, whether the securities are redeemed prior to maturity will be determined on each annual redemption determination date and the payment at maturity will be determined by reference to the index closing value on the final observation date.  The actual initial index value, call level, downside threshold level and coupon barrier level are set forth on the cover page of this document.  Some numbers appearing in the examples below have been rounded for ease of analysis.  All payments on the securities are subject to the credit risk of Morgan Stanley.  The below examples are based on the following terms:

Hypothetical Initial Index Value:	1,100
Hypothetical Call Level:	1,155, which is 105% of the hypothetical initial index value
Early Redemption:
If, on any annual redemption determination date, beginning on September 28, 2018, the index closing value is greater than or equal to the call level, the securities will be automatically redeemed for the early redemption payment on the related early redemption date.

Hypothetical Coupon Barrier Level:	825, which is 75% of the hypothetical initial index value
Hypothetical Downside Threshold Level:	550, which is 50% of the hypothetical initial index value
Contingent Quarterly Coupon:
A contingent coupon at an annual rate of 7.00% (corresponding to approximately $17.50 per quarter)1 will be paid on each coupon payment date but only if the closing value of the underlying index is at or above the coupon barrier level on the related observation date.

Stated Principal Amount:	$1,000
Total Quarterly Observation Dates:	60

1 The actual contingent quarterly coupon will be an amount determined by the calculation agent based on the numbers of days in the applicable payment period, calculated on a 30/360 day count basis.  The hypothetical contingent quarterly coupon of $17.50 is used in these examples for ease of analysis.

In Example 1, the index closing value of the underlying index is greater than or equal to the call level on one of the annual redemption determination dates (beginning on September  28, 2018).  Because the index closing value is greater than or equal to the call level on such a date, the securities are automatically redeemed on the related early redemption date.  In Examples 2, 3, and 4, the index closing value is less than the call level on all of the redemption determination dates, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1—The securities are automatically redeemed following the annual redemption determination date in September 2019, as the index closing value is equal to the initial index value on such redemption determination date.  The underlying index declines substantially and the index closing value is at or above the coupon barrier level on only 4 of the 23 quarterly observation dates prior to (and excluding) the observation date immediately preceding the early redemption.  Therefore, you would receive the contingent quarterly coupons with respect to those 4 observation dates, totaling $17.50 × 4 = $70.00.  The underlying index in this example, however, recovers and the index closing value is equal to the call level on the redemption determination date in September 2019.  Upon early redemption, investors receive the early redemption payment calculated as $1,000 + $17.50 = $1,017.50.

The total payment over the 6-year term of the securities is $70.00 + $1,017.50 = $1,087.50.

Example 2—The securities are not redeemed prior to maturity, as the index closing value is less than the call level on all annual redemption determination dates.  The index closing value is at or above the coupon barrier level on all 60 quarterly observation dates including the final observation date.  Therefore, you would receive (i) the contingent quarterly coupons with respect to the 59 observation dates prior to (and excluding) the final observation date, totaling $17.50 × 59 = $1,032.50 and (ii) the payment at maturity calculated as $1,000 + $17.50 = $1,017.50.

The total payment over the 15-year term of the securities is $1,032.50 + $1,017.50 = $2,050.

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Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index
Principal at Risk Securities

This example illustrates the scenario where you receive a contingent quarterly coupon on every coupon payment date throughout the term of the securities and receive your principal back at maturity, resulting in a 7.00% per annum interest rate over the 15-year term of the securities.  This example therefore represents the maximum amount payable over the 15-year term of the securities.  To the extent that coupons are not paid on every coupon payment date, the effective interest rate on the securities will be less than the contingent quarterly coupon rate and could be zero.  Regardless, investors will not participate in any appreciation in the underlying index over the term of the securities.

Example 3—The securities are not redeemed prior to maturity, as the index closing value is less than the call level on all annual redemption determination dates.  The index closing value is at or above the coupon barrier level on 3 out of the 59 quarterly observation dates prior to (and excluding) the final observation date and is at or above the coupon barrier level and downside threshold level on the final observation date.  Therefore, you would receive (i) the contingent quarterly coupons with respect to those 3 observation dates prior to (and excluding) the final observation date, totaling $17.50 × 3 = $52.50 and (ii) the payment at maturity calculated as $1,000 + $17.50 = $1,017.50.

The total payment over the 15-year term of the securities is $52.50 + $1,017.50= $1,070.00.

Example 4—The securities are not redeemed prior to maturity, as the index closing value is less than the call level on all annual redemption determination dates.  The index closing value is below the coupon barrier level on all of the quarterly observation dates including the final observation date on which the index closing value is 440.  Therefore, you would receive (i) no contingent quarterly coupons and (ii) the payment at maturity calculated as $1,000 × 440 / 1,100 = $400.

The total payment over the 15-year term of the securities is $0 + $400 = $400, representing a substantial loss of principal.

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Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index
Principal at Risk Securities

Risk Factors

The following is a list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not guarantee the return of any principal.  The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the return of any of the principal amount at maturity.  If the securities have not been automatically redeemed prior to maturity and if the final index value is less than the downside threshold level of 50% of the initial index value, you will be exposed to the decline in the closing value of the underlying index, as compared to the initial index value, on a 1 to 1 basis and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the index performance factor.  In this case, the payment at maturity will be less than 50% of the stated principal amount and could be zero.

▪
The securities do not provide for the regular payment of interest.  The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest.  Instead, the securities will pay a contingent quarterly coupon but only if the index closing value of the Russell 2000® Index is at or above 75% of the initial index value, which we refer to as the coupon barrier level, on the related observation date.  If, on the other hand, the index closing value is lower than the coupon barrier level on the relevant observation date for any interest period, we will pay no coupon on the applicable coupon payment date.  It is possible that the index closing value could remain below the coupon barrier level for extended periods of time or even throughout the entire 15-year term of the securities so that you will receive few or no contingent quarterly coupons.  If you do not earn sufficient contingent coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
The contingent coupon, if any, is based only on the value of the underlying index on the related quarterly observation date at the end of the related interest period.  Whether the contingent coupon will be paid on any coupon payment date will be determined at the end of the relevant interest period based on the closing value of the underlying index on the relevant quarterly observation date.  As a result, you will not know whether you will receive the contingent coupon on any coupon payment date until near the end of the relevant interest period.  Moreover, because the contingent coupon is based solely on the value of the underlying index on quarterly observation dates, if the closing value of the underlying index on any observation date is below the coupon barrier level, you will receive no coupon for the related interest period even if the level of the underlying index was higher on other days during that interest period.

▪
Investors will not participate in any appreciation in the underlying index.  Investors will not participate in any appreciation in the underlying index from the initial index value, and the return on the securities will be limited to the contingent quarterly coupon that is paid with respect to each observation date on which the index closing value is greater than or equal to the coupon barrier level, if any.

▪
The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the level of interest rates available in the market and the value of the underlying index on any day, including in relation to the downside threshold level and coupon barrier level, will affect the value of the securities more than any other factors.  Other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the Russell 2000® Index,

o	whether the index closing value of the Russell 2000® Index has been below downside threshold level on any observation date,

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Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index
Principal at Risk Securities

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

o	dividend rates on the securities underlying the Russell 2000® Index,

o	the time remaining until the securities mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the composition of the Russell 2000® Index and changes in the constituent stocks of such index, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above.  In particular, if the Russell 2000® Index has closed near or below the downside threshold level, the market value of the securities is expected to decrease substantially and you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security.

You cannot predict the future performance of the Russell 2000® Index based on its historical performance.  The value of the underlying index may decrease and be below the coupon barrier level on each observation date and below the downside threshold level on the final observation date so that you will receive no return on your investment and/or receive a payment at maturity equal to 50% or less of your initial investment in the securities.  There can be no assurance that the closing value of the underlying index will be at or above the coupon barrier level on any observation date so that you will receive a coupon payment on the securities for the applicable interest period, or above the downside threshold level with respect to the final observation date, so that you do no suffer a loss on your initial investment in the securities.  See “Russell 2000® Index Overview” below.

▪
The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.  The Russell 2000® Index, the underlying index, consists of stocks issued by companies with relatively small market capitalization.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying index may be more volatile than that of indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

September 2013	Page 10

Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index
Principal at Risk Securities

▪
Reinvestment risk.  The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities.  If the underlying index closes at or above the call level on any annual redemption determination date, the securities will be redeemed prior to maturity, you will receive no more contingent quarterly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will not participate in the appreciation of the underlying index, and your return will be limited to the contingent quarterly coupon that was paid with respect to each observation date on which the index closing value was greater than or equal to the coupon barrier level.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 15-year term of the securities.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time.  The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted

September 2013	Page 11

Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index
Principal at Risk Securities

with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the securities.  One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, therefore, could have increased (i) the value at or above which the underlying index must close on the redemption determination dates so that the securities are redeemed prior to maturity for the early redemption payment, (ii) the coupon barrier level, which is the value at or above which the underlying index must close on each observation date so that you receive a contingent quarterly coupon on the securities and (iii) the downside threshold level, which is the value at or above which the underlying index must close on the final observation date so that you are not exposed to the negative performance of the underlying index at maturity.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underlying index on the redemption determination dates and the observation dates and, accordingly, whether we redeem the securities prior to maturity, pay a contingent quarterly coupon on the securities and the amount of cash you will receive at maturity, if any.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. has determined the initial index value, the call level, the downside threshold level and the coupon barrier level and will determine whether you receive a contingent quarterly coupon on each coupon payment date and/or at maturity and whether the securities will be redeemed on any early redemption date.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪
Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index may add, delete or substitute the component stocks of the underlying index or make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the securities.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether interest will be payable on the securities on the applicable coupon payment date and/or the payment at maturity will be based on whether the value of the underlying index based on the closing prices of the stocks constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance is less than the coupon barrier level or downside threshold level, as applicable.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Provisions—Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly coupon that will be treated as

September 2013	Page 12

Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index
Principal at Risk Securities

gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  Under this treatment, the ordinary income treatment of the contingent quarterly coupons, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations.  We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income.  Because a security provides for the return of principal except where the final index value is below the downside threshold level, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions. Non-U.S. Holders should note that we currently intend to withhold on any contingent quarterly coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors  should be subject to withholding tax.  Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index
Principal at Risk Securities

Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

Information as of market close on September 30, 2013:

Bloomberg Ticker Symbol:	RTY
Current Index Closing Value:	1,073.79
52 Weeks Ago:	837.45
52 Week High (on 9/26/2013):	1,078.41
52 Week Low (on 11/15/2012):	769.48

The following graph sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the underlying index for each quarter in the period from January 1, 2008 through September 30, 2013. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on September 30, 2013 was 1,073.79. We obtained the information in the table and graph below from Bloomberg Financial Markets without independent verification. The underlying index has at times experienced periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance.

Russell 2000® Index Daily Index Closing Values January 1, 2008 to September 30, 2013

* The black dashed line indicates the coupon barrier level of 805.343, which is approximately 75% of the initial index value and the red solid line indicates the downside threshold level of 536.895, which is 50% of the initial index value.

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Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index
Principal at Risk Securities

Russell 2000® Index	High	Low	Period End
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter	953.07	872.60	951.54
Second Quarter	999.99	901.51	977.48
Third Quarter	1,078.41	989.47	1,073.79
The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  For more information, see “Russell 2000® Index—License Agreement between Russell Investments and Morgan Stanley” in the accompanying index supplement.

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Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index
Principal at Risk Securities

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Interest period:	Quarterly
Record date:
The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any coupon payable at maturity (or upon early redemption) shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Downside threshold level:	The accompanying product supplement refers to the downside threshold level as the “trigger level.”
Day count convention:	30/360
Postponement of coupon payment dates (including the maturity date) and early redemption dates:
If any observation date or redemption determination date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the relevant scheduled coupon payment date (including the maturity date) or early redemption date, as applicable, the coupon payment date (or the maturity date) or the early redemption date will be postponed to the second business day following that observation date or redemption determination date as postponed, and no adjustment will be made to any coupon payment or early redemption payment made on that postponed date.

Denominations:	$1,000 per security and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the securities.  This discussion applies only to initial investors in the securities who:

•      purchase the securities at their “issue price,” which will equal the first price at which a substantial amount of the securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•      will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•      certain financial institutions;
•      insurance companies;
•      certain dealers and traders in securities, commodities or foreign currencies;
•      investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
•      U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•      partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•      regulated investment companies;
•      real estate investment trusts;
•      tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•      persons subject to the alternative minimum tax.

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Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index
Principal at Risk Securities

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein.  Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•      a citizen or individual resident of the United States;

•      a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•      an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Contingent Quarterly Coupon.  Any contingent quarterly coupon on the securities should be taxable as ordinary income to a U.S. Holder at the time received or

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Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index
Principal at Risk Securities

accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled.  For this purpose, the amount realized does not include any contingent quarterly coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment.  Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise.  The ordinary income treatment of the contingent quarterly coupons, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter.  Because a security provides for the return of principal except where the final index value is below the downside threshold level, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions.

Other alternative federal income tax treatments of the securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of

September 2013	Page 18

Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period
With the Coupon and the Payment at Maturity Subject to the Performance of the Russell 2000® Index
Principal at Risk Securities

proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•      an individual who is classified as a nonresident alien;
•      a foreign corporation; or
•      a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•      a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•      certain former citizens or residents of the United States; or

•      a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any contingent quarterly coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any contingent quarterly coupon and may be filed with the IRS in connection with the payment at maturity on the securities and the payment of proceeds from a sale, exchange or other disposition.  A Non-

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Contingent Income Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 3, 2028, With 5-Year Initial Non-Call Period
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Principal at Risk Securities

U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The proceeds we receive from the sale of the securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the securities borne by you and described beginning on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the securities by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in the stocks constituting the underlying index and in futures and/or options contracts on the underlying index or its component stocks listed on major securities markets. Such purchase activity could have increased the initial index value and, therefore, could have increased (i) the value at or above which the underlying index must close on the redemption determination dates so that the securities are redeemed prior to maturity for the early redemption payment, (ii) the coupon barrier level, which is the value at or above which the underlying index must close on each observation date so that you receive a contingent quarterly coupon on the securities and (iii) the downside threshold level, which is the value at or above which the underlying index must close on the final observation date so that you are not exposed to the negative performance of the underlying index at maturity.  Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the underlying index on the redemption determination dates and other observation dates and, accordingly, whether we redeem the securities prior to maturity, pay a contingent quarterly coupon on the securities and the amount of cash you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative

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exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

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(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $35 for each security they sell.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036

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Principal at Risk Securities

(telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for auto-callable securities and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the product supplement for auto-callable securities, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for auto-callable securities and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Auto-Callable Securities dated October 19, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for auto-callable securities, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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